Exhibit 99.1

Digital Brands Group, Inc. Announces Pricing of $10.0 Million Initial Public Offering and Nasdaq Listing

LOS ANGELES, May 13, 2021 /PRNewswire/ -- Digital Brands Group, Inc. (NASDAQ: DBGI) ("Digital Brands" or the "Company"), today announced the pricing of a firm underwritten public offering of 2,409,639 shares of common stock and warrants to purchase 2,409,639 shares of common stock at a combined public offering price of $4.15 per share and warrant for aggregate gross proceeds of approximately $10.0 million, prior to deducting underwriting discounts, commissions, and other offering expenses and excluding any exercise of the underwriters' option to purchase any additional securities as described herein. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 361,445 shares and 361,445 warrants at the public offering price less the underwriting discounts and commissions. The offering is expected to close on or about May 18, 2021, subject to satisfaction of customary closing conditions.

The Company has received approval to list its common stock and warrants on the Nasdaq Capital Market under the symbols "DBGI" and "DBGIW", respectively, with trading expected to begin on May 14, 2021. Each warrant is exercisable for one share of common stock at an exercise price of $4.67 per share and will expire five years from the date of issuance.

Kingswood Capital Markets, division of Benchmark Investments, Inc., is acting as sole book-running manager for the offering. Manatt, Phelps & Phillips, LLP represented Digital Brands and Nelson Mullins Riley & Scarborough LLP acted for Kingswood.

The Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 (File No. 333-255193) relating to these securities on May 13, 2021. A final prospectus relating to this offering will be filed with the SEC. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: Kingswood Capital Markets, a division of Benchmark Investments Inc., 17 Battery Place, Suite 625, New York, NY 10004, Attention: Syndicate Department, or via email at syndicate@kingswoodcm.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital Brands Group, Inc.

Digital Brands offers a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. Digital Brands focuses on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. The Company has strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047